CROWN OIL AND GAS INC. COMPLETES RUSSIAN ACQUISITION

Bellingham, Washington (April 16, 2009) Crown Oil and Gas Inc. ("Crown") (OTCBB: CWOI) is pleased to announce that it has completed the acquisition of Langford Worldwide Corp. ("Langford") from Boshoff Holdings Ltd. ("Boshoff") for the purchase price of US$11.9 million. Langford is a wholly-owned subsidiary of Crown. The purchase price was paid by a combination of debt forgiveness in the amount of US$6.6 million, the payment of US$300,000 and the issuance of 5 million common shares of Crown at a deemed price of US$1.00 per share.

With the acquisition of Langford and its wholly-owned Russian subsidiaries, Crown holds exploration and development licenses for the Tereshkinsky, Kikinsko-Gusikhinsky and Krasnoarmeisky-2 properties located in the Saratov region of Russia. The Saratov region is one of the major oil and gas regions in Russia, with advanced infrastructure and a record of more than 60 years of oil and gas production. The Saratov region is situated in the European part of Russia on the border with Kazakhstan, the largest oil producing country in Central Asia. The three properties have a combined area of approximately 500,000 acres. Continuing seismic work and analysis is scheduled for 2009 and will be followed by exploration drilling.

Crown Oil and Gas Inc. is an independent oil and gas company focused on enhancing shareholder value by acquiring and developing oil and gas assets in Russia.

For further information, please contact:

John E. Hiner, President
Crown Oil and Gas Inc.
(360) 392-2820

This news release contains "forward-looking statements", as that term is defined in Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the United States Securities Exchange Act of 1934, as amended. Statements in this news release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future.